Exhibit 4.26

Certain identified information has been omitted from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. [***] indicates that information has been omitted.

LIFEMD, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT
EMPLOYEE

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (the “Agreement”) entered into as of the November 9, 2021 (the “Memorial Date”), by and between LifeMD, Inc. (the “Company”) and Kenny Bae (the “Optionee”), memorializing the prior grant of a stock option to Optionee on February 11, 2020 (the “Grant Date”) as reflected in the prior Employment Agreement and the prior grant of a performance stock option to Optionee on October 13, 2020 (the “Performance Grant Date”), both attached as Exhibit A.

WHEREAS, pursuant to the authority of the Board of Directors (the “Board”), the Company previously granted the Optionee the right to purchase common stock, $0.01 par value per share (“Common Stock”) of the Company pursuant to stock options, at not less than 100% of fair market value.

NOW THEREFORE, in consideration of the mutual covenants and promises hereafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Grant of Non-Qualified Options. The Company hereby memorializes the prior irrevocable grant to the Optionee, as a matter of separate agreement and not in lieu of salary or other compensation for services, the right and option to purchase all or any part of an aggregate of 125,000 shares of authorized but unissued or treasury common stock of the Company (the “Options”), reflecting the terms and conditions of such grant as set forth herein. The Options are not intended to be Incentive Stock Options as defined by Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Price. The exercise price of the shares of Common Stock subject to the Options granted hereunder was previously determined to be 5,000 options with an exercise price of $1.65, 30,000 options with an exercise price of $1.15, 30,000 options with an exercise price of $2.50, 30,000 options with an exercise price of $5.00 and 30,000 options with an exercise price of $7.50.

3. Vesting.

(a) The Options shall vest as follows subject to the terms herein and the Optionee continuing to perform services for the Company on each applicable vesting date.

5,000 options shall vest on October 13, 2020 with an exercise price of $1.65

30,000 options shall vest on February 11, 2021 with an exercise price of $1.15

30,000 options shall vest on February 11, 2021 with an exercise price of $2.50

30,000 options shall vest on February 11, 2022 with an exercise price of $5.00

30,000 options shall vest on February 11, 2023 with an exercise price of $7.50

Notwithstanding the foregoing, the Options shall vest upon the termination of the Optionee’s employment with the Company without Cause (if termination is by the Company) or for Good Reason (if termination is by Optionee), as such terms are defined in the employment agreement of such Optionee or if such term or terms is not defined in the employment agreement or there is not an employment agreement, as defined in Section 10 of this Agreement. In lieu of fractional vesting, the number of Options shall be rounded up each time until fractional Options are eliminated.

(b) Subject to Sections 3(c) and 4 of this Agreement, Options may be exercised by providing to the Company the Notice of Option Exercise in the form attached hereto as Exhibit B after vesting and remain exercisable until 5:30 p.m. New York time on the date that is the fifth (5th) year anniversary of the Grant Date and the fifth (5th) year anniversary of the Performance Grant Date.

(c) However, notwithstanding any other provision of this Agreement, at the option of the Board in its sole and absolute discretion, all Options shall be immediately forfeited in the event any of the following events occur:

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(i) The Optionee purchases or sells securities of the Company without written authorization in accordance with the Company’s insider trading policy then in effect, if any;

(ii) The Optionee (A) discloses, publishes or authorizes anyone else to use, disclose or publish, without the prior written consent of the Company, any proprietary or confidential information of the Company, including, without limitation, any information relating to existing or potential customers, business methods, financial information, trade or industry practices, sales and marketing strategies, employee information, vendor lists, business strategies, intellectual property, trade secrets or any other proprietary or confidential information or (B) directly or indirectly uses any such proprietary or confidential information for the individual benefit of the Optionee or the benefit of a third party;

(iii) During the term of employment and for a period of two (2) years thereafter, the Optionee disrupts or damages, impairs, or interferes with the business of the Company or its Affiliates by recruiting, soliciting, or otherwise inducing any of their respective employees to enter into employment or other relationship with any other business entity, or terminate or materially diminish their relationship with the Company or its Affiliates, as applicable;

(iv) During the term of employment and for a period of one (1) year thereafter, the Optionee solicits or directs business of any person or entity who is (A) a customer of the Company or its Affiliates at any time or (B) solicited to be a “prospective customer” of the Company or its Affiliates, in any case either for such Optionee or for any other person or entity. For purposes of this clause (v), “prospective customer” means a person or entity who contacted, or is contacted by, the Company or its Affiliates regarding the provision of services to or on behalf of such person or entity; provided that the Optionee has actual knowledge of such prospective customer;

(v) The Optionee fails to reasonably cooperate to affect a smooth transition of the Optionee’s duties and to ensure that the Company is apprised of the status of all matters the Optionee is handling or is unavailable for consultation after termination of employment of the Optionee if such availability is a condition of any agreement to which the Company and the Optionee are parties;

(vi) The Optionee fails to assign all of such Optionee’s rights, title, and interest in and to any and all ideas, inventions, formulas, source codes, techniques, processes, concepts, systems, programs, software, computer data bases, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable or subject to copyright or trademark or trade secret protection, developed and produced by the Optionee used or intended for use by or on behalf of the Company or the Company’s clients;

(vii) The Optionee acts in a disloyal manner to the Company, such as making comments, whether oral or in writing, that tend to disparage or injure (i) the reputation or business of the Company or its Affiliates, or is likely to result in discredit to, or loss of business, reputation, or goodwill of, the Company or its Affiliates or (ii) its directors, officers, or stockholders; or

(viii) A finding by the Board that the Optionee has acted against the interests of the Company or in a manner that has or may have a detrimental effect on the Company.

(d) For purposes of this Agreement, “Affiliate” means with respect to a person or entity, any other person or entity controlled by, in control of or under common control with, such person or entity, and “controlled,” “controlled by,” and “under common control with” shall mean direct or indirect possession of the power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract, or otherwise) of a person or entity.

4. Representations and Warranties; Acknowledgements. In connection with the grant of the Award Shares hereunder, Optionee represents and warrants to the Company that:

(a) Optionee is able to bear the economic risk of Optionee’s investment in the Shares for an indefinite period of time because the Award Shares have not been registered under the Securities Act and, therefore,cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

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(b) Optionee and Optionee’s advisers have had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Shares as Optionee and Optionee’s advisers have requested and have had full and free access and opportunity to inspect, review, examine, and inquire about such other information concerning the Company and its subsidiaries as they have requested. Optionee and Optionee’s advisers have also been provided an opportunity to review and ask questions about the Options.

(c) Optionee has had an opportunity to consult with independent legal counsel regarding Optionee’s rights and obligations under this Agreement, and fully understands the terms and conditions contained herein. Optionee is not relying on the Company or any of its Optionees, agents, or representatives with respect to the legal, tax, economic, and related considerations of an investment in the Shares. Optionee understands that in the future the Shares may significantly increase or decrease in value, and the Company has not made any representation to the Optionee about the potential future value of the Shares.

(d) Optionee understands and agrees that the investment in the Company involves a high degree of risk and that no guarantees have been made or can be made with respect to the future value of the Award Shares or the future profitability or success of the Company.

5. Termination of Employment. Upon Optionee’s termination of employment, all unvested Options shall be automatically and irrefutably forfeited. For purposes of this Agreement, terms like “employed” and “termination of employment” refer to employment with the Company and all Affiliates of the Company.

(a) If for any reason, except death or disability as provided below, the Optionee terminates employment, the Optionee shall have the right within three (3) months from the date of termination to exercise the Optionee’s vested Options, subject to Sections 3(b) and 3(c) hereof.

(b) If the Optionee shall die while employed, such Optionee’s estate, or any Transferee (as defined hereinafter) shall have the right within twelve (12) months from the date of death to exercise the Optionee’s vested Options, subject to Sections 3(b) and 3(c) hereof. For the purpose of this Agreement, “Transferee” shall mean an individual to whom such Optionee’s vested Options are transferred by will or by the laws of descent and distribution.

(c) If the Optionee shall become disabled while employed within the meaning of Section 22(e)(3) of the Code, the three-month period referred to in Section 5(a) of this Agreement shall be extended to one year.

6. Profits on the Sale of Certain Shares; Redemption. If any of the events specified in Section 3(c) of this Agreement occur within one (1) year from the last date the Optionee performed services for which the Options were granted (the “Termination Date”), all profits earned from the sale of the Company’s securities, including the sale of shares of Common Stock underlying the Options, during the two (2) year period commencing one (1) year prior to the Termination Date shall be forfeited and forthwith paid by the Optionee to the Company within ten (10) days after the Optionee receives written demand from the Company for such payment and a copy of the documentation of the sale, including, without limitation, the purchase price therefor. Further, in such event, the Company may at its option redeem shares of Common Stock acquired upon exercise of the Options by payment of the exercise price to the Optionee. The Company’s rights under this Section 6 do not lapse one year from the Termination Date but are a contract right subject to any appropriate statutory limitation period.

7. Transfer. No transfer of the Options by the Optionee by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the letters testamentary or such other evidence as the Board may deem necessary to establish the authority of the estate and the acceptance by the Transferee or Transferees of the terms and conditions of the Options.

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8. Method of Exercise. The Options shall be exercisable by a written notice in the manner and form identified on Exhibit B hereto which information shall include:

(a) state the election to exercise the Options, the number of shares to be exercised, the natural person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered and such person’s address and social security number (or if more than one, the names, addresses and social security numbers of such persons);

(b) contain such representations and agreements as to the holder’s investment intent with respect to such shares of Common Stock as set forth in Section 12 hereof;

(c) be signed by the person or persons entitled to exercise the Options and, if the Options are being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Options; and

(d) be accompanied by full payment of the purchase, or exercise price and all applicable required tax withholding in United States dollars in cash or by bank or cashier’s check, certified check, or money order or (i) by executing a “sell-to-cover cashless exercise” through the Company’s designated broker to promptly deliver to the Company the amount of proceeds from the sale of shares having a fair market value equal to the purchase price and all applicable required tax withholding on the date of exercise; (ii) by executing a “net cashless exercise” by having the Company withhold Option shares equivalent in value to the exercise price and all applicable required tax withholding; or (iii) by tendering shares of Common Stock equivalent in value to the exercise price and all applicable required tax withholding, subject to applicable securities laws and share holding period requirements necessary to avoid a charge to the Company’s earnings for financial accounting purposes.

Any certificate or certificates for shares of Common Stock as to which the Options shall be exercised shall be registered in the name of the person or persons exercising the Options.

9. Sale of Shares Acquired Upon Exercise of Options. If the Optionee is an officer (as defined by Section 16(b) of the Securities Exchange Act of 1934, as amended (“Section 16(b)”), any shares of the Company’s Common Stock acquired pursuant to Options granted hereunder cannot be sold by the Optionee, subject to registration or an exemption from registration such as to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), until at least six (6) months elapse from the date of grant of the Options, except in the case of death or disability or if the grant was exempt from the short-swing profit provisions of Section 16(b).

10. Definitions; Adjustments; Sale Event.

(a) “Cause” shall mean (i) the Optionee’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors, or other third parties with which such entity does business; (ii) the Optionee’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty, or fraud; (iii) the Optionee’s failure to perform his assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Optionee by the Company; (iv) the Optionee’s gross negligence, willful misconduct, or insubordination with respect to the Company or any affiliate of the Company; or (v) the Optionee’s material violation of any provision of any agreement(s) between the Optionee and the Company relating to non- competition, non-solicitation, non-disclosure and/or assignment of inventions.

(b) “Good Reason” shall mean (i) a material diminution in the Optionee’s base salary except for across- the-board salary reductions similarly affecting all or substantially all similarly situated employees of the Company or (ii) if remote work is not approved by Optionee’s direct supervisor, a change of more than 100 miles in the geographic location at which the Optionee provides services to the Company, so long as the Optionee provides at least 90 days’ notice to the Company following the initial occurrence of any such event and the Company fails to cure such event within 30 days thereafter.

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(c) Subject to Section 10(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in the Company’s capital stock, the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares or other securities, in each case, without the receipt of consideration by the Company, or, if, as a result of any merger or consolidation, or sale of all or substantially all of the assets of the Company, the outstanding shares are converted into or exchanged for other securities of the Company or any successor entity (or a parent or subsidiary thereof), the Committee shall make an appropriate and proportionate adjustment in (i) the number and kind of shares or other securities subject to this Agreement, and (ii) the exercise price for each share subject to this Agreement, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Options) as to which such Options remain exercisable. The Company shall in any event make such adjustments as may be required by the laws of Delaware and the rules and regulations promulgated thereunder. The adjustment by the Company shall be final, binding, and conclusive. No fractional shares shall be issued resulting from any such adjustment, but the Company in its discretion may make a cash payment in lieu of fractional shares.

(d) In the case of and subject to the consummation of a Sale Event, all outstanding Options issued hereunder shall become one hundred percent (100%) vested upon the effective time of any such Sale Event. Notwithstanding the foregoing, in the event of a Sale Event, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the Optionee, without any consent of the Optionee, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the Company of the consideration payable per share of Common Stock pursuant to the Sale Event (the “Sale Price”) times the number of shares subject to outstanding Options being cancelled (to the extent then vested and exercisable, including by reason of acceleration in connection with such Sale Event, at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding vested and exercisable Options.

(e) “Sale Event” means the consummation of i) a change in the ownership of the Company, ii) a change in effective control of the Company, or iii) a change in the ownership of a substantial portion of the assets of the Company. The occurrence of a Sale Event shall be acknowledged by the board of directors, by strictly applying these provisions without any discretion to deviate from the objective application of the definitions provided herein; provided, however, that any capital raising event, or a merger effected solely to change the Company’s domicile, shall not constitute a “Sale Event.”

Except as otherwise provided herein, a change in the ownership of the Company occurs on the date that any one person, or more than one person acting as a group acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the Company). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This section applies only when there is a transfer of stock of the Company (or issuance of stock) which remains outstanding after the transaction. A change in the effective control of the Company occurs only on either of the following dates: (1) The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; (2) The date a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election.

A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12- month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

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11. Necessity to Become Holder of Record. Neither the Optionee, the Optionee’s estate, nor the Transferee have any rights as a shareholder with respect to any shares of Common Stock covered by the Options until such Optionee, estate, or Transferee, as applicable, shall have become the holder of record of such shares of Common Stock. No adjustment shall be made for cash dividends or cash distributions, ordinary or extraordinary, in respect of such shares of Common Stock for which the record date is prior to the date on which such Optionee, estate, or Transferee, as applicable, shall become the holder of record thereof.

12. Conditions to Exercise of Options.

(a) In order to enable the Company to comply with the Securities Act and relevant state law, the Company may require the Optionee, the Optionee’s estate, or any Transferee, as a condition of the exercise of the Options granted hereunder, to give written assurance satisfactory to the Company that the shares of Common Stock subject to the Options are being acquired for such Optionee’s, estate’s, or Transferee’s, as applicable, own account, for investment only, with no view to the distribution of same, and that any subsequent resale of any such shares of Common Stock either shall be made pursuant to a registration statement under the Securities Act and applicable state law which has become effective and is current with regard to the shares of Common Stock being sold, or shall be pursuant to an exemption from registration under the Securities Act and applicable state law.

(b) The Options are subject to the requirement that, if at any time the Board shall determine, in its sole and absolute discretion, that the listing, registration or qualification of the shares of Common Stock subject to the Options upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with the issue or purchase of such shares of Common Stock under the Options, the Options may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected.

13. Severability. In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

14. Arbitration. Any controversy, dispute, or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach, or enforcement which the parties hereto are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim, or dispute to binding arbitration in New York County, New York (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect. The decision and award made by the arbitrator shall be final, binding, and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

15. Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors, and assigns.

16. Notices and Addresses. All notices, offers, acceptance, and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, or by facsimile delivery as follows:

The Optionee:	Kenny Bae
[***]
[***] [***]
[***]

The Company:	LifeMD, Inc.
800 Third Avenue, Suite 2800
New York, NY 10022
[***]
legal@lifemd.com
justin@lifemd.com

or to such other address as either of them, by notice to the other, may designate from time to time. The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

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17. Attorney’s Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach, or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled from the non-prevailing party to its reasonable attorneys’ fee, costs, and expenses.

18. Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance, shall be governed or interpreted according to the laws of the State of Delaware without regard to choice of law considerations.

19. Oral Evidence. This Agreement and any amendment thereto, constitute the entire agreement between the parties hereto and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged, or terminated except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be made by facsimile signature, which shall be deemed to be an original.

21. Section Headings. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part, any of the terms or provisions of this Agreement.

IN WITNESS WHEREOF the parties hereto have set their hand the day and year first above written.

LIFEMD, INC.

By:	/s/Justin Schreiber
Name:	Justin Schreiber
Title:	Chief Executive Officer

OPTIONEE:

By:
Name:	Kenny Bae

[Signature page to Non-qualified Stock Option Agreement]

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EXHIBIT A

[Exhibit A to Non-qualified Stock Option Agreement]

As of February 10th, 2020

CONVERSION LABS, INC.

CONFIDENTIAL EMPLOYMENT & INVESTMENT TERM SHEET

Set forth below is an outline of the management compensation terms by which the undersigned parties agree to abide by when entering into an Employment Agreement with Kenny Bae prior to March 1, 2020.

Name:	Kenny Bae (the “Executive”)

Position:	Senior Engineer

Base Salary:	$[***] from Conversion Labs, Inc.

Equity Compensation:	150,000 options @ .23 vested 12 months
150,000 options @ .50 vested 12 months 150,000 options @ $1.00 vested 24 months 150,000 options @ $1.50 vested 36 months

Employee Benefits:	Participation in the employee benefit plans (dental and health) made available upon starting. Vision and life after 90 day probation period.

Initial Term:	36 months, beginning on the date set forth in an employment agreement between the parties. Term shall automatically expire upon a termination of the Executive’s employment.

Confidentiality:	During the Executive’s employment with the Company and its subsidiaries and thereafter, the Executive will not divulge, transmit or otherwise disclose (except as legally compelled by court order), directly or indirectly, any confidential knowledge or information with respect to the operations, finances, organization or employees of the Company or its affiliates or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company and its affiliates, and the Executive will not use, directly or indirectly, any confidential information of the Company and its affiliates for the benefit of anyone other than the Company or its affiliates. All files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company and its affiliates, whether prepared by the Executive or otherwise coming into his possession in the course of the performance of his services, shall be the exclusive property of the Company and shall be delivered to the Company and not retained by the Executive (including, without limitations, any copies thereof) upon termination of employment for any reason whatsoever.

As of February 10th, 2020

Non-Competition:	While employed by the Company and its subsidiaries and for a period of 18 months thereafter (the “Restricted Period”), the Executive shall not, within any jurisdiction or marketing area in which the Company or any of its affiliates is doing business, directly or indirectly, own, manage,operate, control, consult with, be employed by, participate in the ownership, management, operation or control of, or otherwise render services to or engage in, any business engaged in or competitive with the businesses conducted by the Company and its affiliates. During the Restricted Period, the Executive shall not solicit for business or accept the business of, any person or entity who is, or was at any time within the previous twelve months, a customer of the business conducted by the Company (or potential customer with whom the Company had initiated contact) or its affiliates.

Governing Law:	This term sheet shall be governed by the laws of New York, without regard to principles of conflict of laws.

Binding Effect:	This Term Sheet is binding when agreed to by both parties and shall be used as the basis for a definitive employment agreement with Executive.

EXECUTED and AGREED.

Conversion Labs, Inc (“CVLB”)		Kenny Bae (“Executive”)

By:	/s/ Justin Schreiber	By:	/s/ Kenny Bae
	Justin Schreiber		Kenny Bae
Title:	President & CEO

Date signed:		Date signed: 2/11/2020

EXHIBIT B

FORM OF NOTICE OF OPTION EXERCISE

To:	LifeMD, Inc. (the “Company”)

(1) The undersigned hereby elects to purchase _______ shares of Common Stock of the Company (the “Shares”) pursuant to the terms of the Option Agreement by and between the Company and the undersigned dated as of _________ __, 20 __, and tenders herewith payment of the exercise price in full as set forth below.

(2) Payment shall take the form of (check applicable box):

[  ] in lawful money of the United States in the form of cash or by a bank check or cashier’s check made payable by the undersigned to the Company;

[  ] in lawful money of the United States in the form of a wire transfer to the account specified by the Company;

[  ] in the form of shares of a “broker-assisted cashless exercise” as described in Section 8(d) of the Option Agreement;

[  ] in the form of shares of a “net cashless exercise” as described in Section 8(d) of the Option Agreement; or

[  ] in the form of shares of Common Stock (a “stock-for-stock exercise”) as described in Section 8(d) of the Option Agreement.

(3) Please issue a certificate or certificates representing the Shares in the name of the undersigned or in such other name as is specified below:

______________________

The Shares shall be delivered by electronic book entry format only by LifeMD’s then current Transfer Agent. A copy of the book entry statement shall be sent to the Optionee’s e-mail address provided in Paragraph 16 (Notices and Addresses) of the Agreement or as provided below, after proper and authorized instruction is received from LifeMD.

OPTIONEE

By:
Name:
Email:

[Exhibit B to Non-qualified Stock Option Agreement]